Exhibit (p)(2)

CODE OF ETHICS

A.	GLOBAL PERSONAL ACCOUNTS DEALING POLICY

ALLIANZ GLOBAL INVESTORS

Global Personal Account Dealing Policy

Legal & Compliance

Effective date US: 12 December 2016

I. Introduction

Allianz Global Investors (the “Company”) has adopted this Global Personal Account Dealing Policy (the “Policy”) under each region’s Code of Ethics for its Covered Persons1 (all officers, directors and employees of the Company, including Temporary Employees).

The Company’s reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant laws and regulations but also to maintain high standards of personal and professional conduct at all times. The Company has established this Policy in order to ensure that our conduct is consistent with these standards, with our fiduciary obligation to our Clients, and with industry and regulatory standards for investment managers, investment companies and broker-dealers.

The Company owes a fiduciary duty to its Clients. Covered Persons must avoid activities, interests, and relationships that could interfere or appear to interfere with our fiduciary duties. Accordingly, at all times, Covered Persons must place the interests of Clients first and scrupulously avoid serving their own personal interests ahead of the interests of Clients.

The Policy is designed to prevent and detect inappropriate personal account dealing practices and activities by Covered Persons. Personal account dealings refer to any transactions initiated by Covered Persons, or transactions over which Covered Persons have Beneficial Interest, that are not in connection with their professional duties for the Company. The restrictions on personal account dealings are stringent because they address both insider trading prohibitions and the fiduciary duty to place the interests of our Clients ahead of personal investment interests. The rules regarding personal account dealings that are contained in this Policy are designed to address or mitigate potential conflicts of interest and to minimize any potential appearance of impropriety.

All Covered Persons must:

1.	Review and understand this Policy and conduct their activities in accordance with the general principles embodied in this Policy;

2.	Obtain any pre-clearance required under the Policy prior to engaging in personal securities transactions;

3.	Provide to the Compliance Department all relevant information and documentation required pursuant to this policy in a timely manner; and

4.	Contact the Compliance Department immediately if the Covered Person becomes aware of any violation or potential violation of this Policy.

Supervisors within the Company are expected to reasonably supervise Covered Persons with a view toward preventing violations of law and violations of a company’s Code of Ethics, including its personal account dealing policy. As a result, all Covered Persons who have supervisory responsibility should endeavor to ensure that the Covered Persons they supervise, including Temporary Employees, are familiar with and remain in compliance with the requirements of this Policy.

II. Classification Under this Policy: Categories of Covered Persons

Different requirements and limitations on Covered Persons are based on their activities and roles within the Company. Covered Persons are assigned one of the categories below for purposes of administration of this Policy. Covered Persons must comply with this Policy according to such designation.

[1]	All terms in italics are defined in section XX Glossary of Terms.

Please note your category under this Policy may change if your position within the Company changes or if you are transferred to another department or entity.

A.	Access Person

Access Persons generally include any Covered Person who: (1) has access to nonpublic information regarding any Clients’ purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Clients; (3) may be involved in making securities recommendations to Clients; (4) has access to securities recommendations to Clients that are nonpublic; or (5) is an Investment Person as defined below. Note, however, that the Compliance Department may designate all or some Covered Persons in a particular region or office as Access Persons due to the size and / or layout of the office, even if such Covered Persons do not otherwise meet these criteria.

B.	Investment Person

Investment Persons are a subset of Access Persons who, in connection with their regular functions and duties: (1) make, or participate in making recommendations regarding the purchase or sale of securities on behalf of any Client; (2) provide information or advice with respect to a purchase or sale of securities to a portfolio manager; or (3) help to execute a portfolio manager’s investment recommendations. Generally, Investment Persons include, but are not limited to, portfolio managers, research analysts and traders.

As with the designation of Access Persons, the Compliance Department may designate all or some Covered Persons in a particular region or office as Investment Persons due to the size and / or layout of the office, even if such Covered Persons do not necessarily meet these criteria.

Note that because Investment Persons may have advance knowledge of investment decisions that the Company will make on behalf of Clients, they are held to additional and more stringent restrictions than ordinary Access Persons, as explained in more detail below under the section for Blackout Periods.

Access Persons / Investment Persons are subject to all provisions of this Policy, including but not limited to:

1.	Pre-clearance of personal securities transactions;

2.	Adherence to Blackout Periods and Short-Term Trading Restrictions;

3.	Reporting of personal securities transactions and holdings where applicable; and

4.	Certification requirements applicable to Access Persons and Investment Persons.

Note that the provisions of this Policy concerning reporting and prior approval cover transactions in investments in which you have a direct or indirect Beneficial Interest. Additional guidance pertaining to the treatment of various investment types can be found in the Appendix to this Policy.

C.	Non-Access Person

A Non-Access Person generally includes any Covered Person of the Company who does not satisfy the definition of Access Person / Investment Person above. Non-Access Persons are only subject to the Initial and Annual Certification Requirements of this Policy. Note: Allianz Global Investors Distributors LLC (“AGID”) Covered Persons and/or AGID Registered Representatives categorized as Non-Access Persons are required to obtain prior approval for private placement investments.

III. Fully Exempt Transactions

The following types of transactions are exempt from all provisions of this Policy, including (but not limited to) the Pre-Clearance, Short-Term Trading Restriction and Reporting requirements under this Policy (“Fully Exempt Transactions”):

1.	Purchases and sales of shares of unaffiliated open-end funds and unit trusts, if the purchase or sale is not executed on an exchange[2];

2.	Purchases and sales of money market instruments;

3.	Purchases and sales of shares of money market funds, including money market funds that are advised or distributed by the Company;[3]

4.	Purchases and sales of physical commodities;

5.	Purchases and sales of currencies;

6.	Purchases and sales of securities held in an account that is fully managed by a third party.[4] Note: Access Persons / Investment Persons are required to initially notify the Compliance Department of such an account. Refer to the section “Reportable Accounts” for additional information; and

7.	Purchases and sales of products offered as part of the “Allianz Fund Invest” program for Access Persons / Investment Persons located in Europe.

Similarly, this Policy does not apply to trades in securities / derivatives based on any of the above Fully Exempt Transactions.

IV. Transactions Exempt from Pre-Clearance BUT Subject to Reporting

The following types of transactions are not subject to the pre-clearance requirements of this Policy (Pre-Clearance Exempt Transactions)5. You are not required to pre-clear transactions for which you do not exercise investment discretion at the time of the transactions (“non-volitional transactions”) or certain other automated transactions. The transactions listed below are, however, required to be reported through your trade confirmations, contract notes and/or account statements, unless noted otherwise6.

1.	Purchases and sales of Affiliated Open-End Funds. Note: This exemption does not apply and therefore pre-clearance is still required for Covered Persons in Taiwan for any funds managed by AllianzGI Taiwan;

2.	Shares of unaffiliated open-end funds and unit trusts, if the purchase or sale is executed on an exchange[7];

[2]	Note: if the purchase or sale is executed on an exchange, the transaction is only exempt from pre-clearance and still must be reported.
[3]	Except for Covered Persons located in Taiwan where any fund managed by AllianzGI Taiwan is subject to pre-clearance.
[4]	Restrictions may be placed on the trading of particular securities within a fully managed account due to regulatory requirements for certain Covered Persons. Covered Persons subject to this requirement will be notified by the Compliance Department.
[5]	Note: Sales of the French Funds (FCPE) invested exclusively in Allianz SE shares acquired in the context of a “Plan d’Epargne Enterprise” (PEE) or a “Plan d’Epargne Groupe” (PEG) are not exempt from pre-clearance.
[6]	Note that for items 7 through 10, transactions are not subject to transaction reporting but are subject to holdings reporting where applicable.
[7]	Note: if the purchase or sale is not executed on an exchange, the transaction is fully exempt.

3.	Purchases and sales of index options and index futures or other securities with an index as underlying (e.g. unaffiliated exchange traded notes (“ETN”));

4.	Purchases and sales of unaffiliated exchange traded funds and options thereon;

5.	Purchases and sales of unaffiliated closed-end funds;

6.	Purchases and sales of instruments issued by the national governments of the G8 member countries (i.e. Canada, France, Germany, Italy, Japan, Russia, the United Kingdom and the United States), as well as Hong Kong, Korea, Singapore and Taiwan, and the related derivatives;

7.	Purchases and sales of securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan. This includes regular saving plans, pension schemes, the automatic reinvestment of dividends, income or interest received from a security in such plans or any other type of account;

8.	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, reverse stock split, merger consolidation, spin-off or other similar corporate distribution or reorganization applicable to holders of a class of securities of which you have Beneficial Interest;

9.	Purchases of securities by exercise of rights issued to holders of a class of securities pro rata, to the extent they are issued with respect to securities of which you have Beneficial Interest;

10.	The automatic exercise or liquidation by an exchange of an in-the-money derivative instrument upon expiration, the delivery of securities pursuant to a written option that is exercised against you and the assignment of options;

11.	The deliberate exercise of a derivative instrument, prior to expiration.

12.	Transactions in Section 529 College Savings Plans. Note: Transactions in 529 Plans that are not distributed by Allianz Global Investors Distributors LLC are not reportable; and

13.	Transactions in variable annuity accounts.

V. Pre-Clearance Procedures

Access Persons / Investment Persons are required to obtain pre-clearance for personal trades initiated or executed by themselves or by other individuals in all reportable accounts as described in Chapter XIII. Reportable Accounts (with the exception of accounts that are fully managed by a third party), in accordance with specific procedures as described below.

Failure to adhere to the following pre-clearance requirements is a serious breach of this Policy and may be considered a violation. It is important to obtain pre-clearance approval for a personal securities transaction prior to placing the trade. In the event that you fail to pre-clear a transaction, you may be required to cancel, liquidate or otherwise unwind your trade and / or disgorge any profits realized in connection with the trade, as permissible by law.

A.	Personal Account Dealing System

Access Persons / Investment Persons are required to pre-clear all personal transactions in securities through the Company’s personal account dealing system, with the exception of Fully Exempt Transactions and Pre-Clearance Exempt Transactions.

Upon submitting a pre-clearance request through the personal trading system, you will receive an approval or denial message in connection with your request.

B.	Pre-Clearance Approval Timeframe

Provided the market on which the security trades is open at the time of pre-clearance, the pre-clearance approval is valid for the day of pre-clearance only in your region. If the market is already closed at the time of your pre-clearance request, the pre-clearance approval will be valid for the next day in your region.

C.	Limit, GTC and Stop Loss Orders

In the case of limit, good-till-cancelled (“GTC”) and stop loss orders (and other similar orders), Access Persons / Investment Persons are required to obtain a new pre-clearance approval each business day the order remains open. In the event that a pre-clearance denial is received related to such an order, the order must be cancelled.

VI. Blackout Periods – Client Orders and Trades

Potential conflicts of interest are of particular concern when an Access Person / Investment Person buys or sells a security at or near the same time as the Company buys or sells that security or an Equivalent Security for Client accounts.

To reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, this Policy prohibits Access Persons / Investment Persons from trading during a certain period before and after trades on behalf of Clients. The period during which personal securities transactions are prohibited is referred to herein as a “Blackout Period.” The applicable Blackout Period depends on (1) whether your transaction is classified as a De Minimis Transaction as defined below; and (2) whether you are an Access Person or an Investment Person. The Blackout Periods do not apply to: (1) Fully Exempt Transactions; or (2) Pre-Clearance Exempt Transactions.

If your personal transaction in a particular security is executed within the applicable Blackout Period, you may be required to cancel, liquidate or otherwise unwind the transaction and/or disgorge any profits realized in connection with the transaction, as permissible by law.

A.	De Minimis Transactions

The following types of transactions are defined as “De Minimis Transactions” under this Policy and are not subject to the Blackout Periods. De Minimis Transactions are required to be pre-cleared, reported and are subject to the Short-Term Trading Restriction. Note: The exception for De Minimis Transactions does not apply to Covered Persons located in Japan and Access Persons / Investment Persons located in Taiwan due to local regulations. All transactions by such persons are subject to the applicable Blackout Periods for non-De Minimis Transactions.

1.	Purchases and sales of a security or an Equivalent Security that, in the aggregate, do not exceed 5,000 shares in a rolling 30 day period per issuer with a total market capitalization of EUR 10 billion or greater at the time of investment[8].

2.	Purchases and sales up to 5,000 shares in a rolling 30 day period of a security or an Equivalent Security with a market cap below EUR 10 billion, if the security or the underlying is a constituent of one of the below listed indices and if the 6-month average daily trading volume is greater than 1 million shares.

Indices:

•	Hang Seng Index (Hong Kong)

•	Hang Seng China Enterprise Index (Hong Kong)

•	Straits Times Index (Singapore)

•	DAX 30 (Germany)

•	FTSE 100 (UK)

•	CAC 40 (France)

•	S&P 500 Index (US)

B. Blackout Periods for Investment Persons

De Minimis Transactions

Investment Persons are not subject to a blackout period for De Minimis Transactions.

Non-De Minimis Transactions

Investment Persons may not purchase or sell securities if:

1. the same security or an Equivalent Security has been purchased or sold on behalf of Clients within the 7 calendar days prior to the day of pre-clearance;

2. there is a pending buy or sell order in the same security or an Equivalent Security on behalf of Clients on the day of pre-clearance;

3. the same security or an Equivalent Security is purchased or sold on behalf of Clients on the day of pre-clearance; or

4. the same security or an Equivalent Security is purchased or sold on behalf of Clients for which the Investment Person, or a member of the Investment Person’s Team9, has discretion, within the 7 calendar days after the day of pre-clearance.

[8]	Note that issuer market capitalization amounts may change from time to time. Accordingly, you may purchase a security that has a market capitalization of greater than EUR 10 billion only to find out that you cannot sell the security at a later date because the market capitalization has fallen below EUR 10 billion and your trade is during a Blackout Period in connection with a Client order or trade in the same security or Equivalent Security.
[9]	A list of Teams can be found on the landing page of the personal account dealing system.

Summary of Blackout Periods for Investment Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions

7 Calendar Days Prior to Day of Pre-Clearance	None	Trades for Clients

Day of Pre-Clearance	None	Orders / Trades for Clients

7 Calendar Days After Day of Pre-Clearance	None	Trades for Clients for which the IP, or a member of the IP’s Team, has discretion

C. Blackout Periods for Access Persons (other than Investment Persons)

De Minimis Transactions

Access Persons are not subject to a blackout period for De Minimis Transactions.

Non-De Minimis Transactions

Access Persons may not purchase or sell Securities if, at the time of pre-clearance:

(1) there is a pending buy or sell order on behalf of Clients in the same security or an Equivalent Security; or

(2) the same security or an Equivalent Security is purchased or sold on behalf of Clients during the period beginning 7 calendar days before the day on which the Access Person requests pre-clearance to trade in the security, and ending on the day the Access Person requests pre-clearance, up until the time of pre-clearance.

Summary of Blackout Periods for Access Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions

7 Calendar Days Prior to Day of Pre-Clearance	None	Trades for Clients

Day of Pre-Clearance	None	Orders / Trades for Clients, up until the time of Pre-Clearance

7 Calendar Days After Day of Pre-Clearance	None	None

B.	Blackout Periods – Portfolio Holdings – Taiwan

For Access Persons / Investment Persons located in Taiwan, all transactions will be deemed non-De Minimis Transactions. Furthermore, the Blackout Period rules for Investment Persons will apply for both Access Persons / Investment Persons.

Senior Management, Department Heads and Portfolio Managers located in Taiwan are prohibited from purchasing or selling a security that is held by a Client portfolio or a local fund for which AllianzGI Taiwan serves as a portfolio manager.

C.	Special Restriction – Japan

Research Analysts located in Japan may not purchase or sell a security if the Research Analyst covers the same or an Equivalent Security of the issuer within one month prior to the day of pre-clearance, on the day of pre-clearance or within 7 calendar days after the day of pre-clearance.

VII. Liquidation Exemption from the Blackout Periods10

Access Persons / Investment Persons may sell up to 5,000 shares of any security, and not be subject to the applicable Blackout Periods described in this section, provided the following conditions are satisfied:

1.	Such transactions may only be executed on dates pre-determined by the Company;

2.	A written notification of such trades must be submitted to the Compliance Department via email at least 2 weeks prior to the pre-determined trade dates;

3.	If the order is not completed by the bank, broker or financial advisor on the pre-determined trade date, the employee must cancel the remaining uncompleted order; and

4.	Access Persons / Investment Persons may only provide such notification for up to 6 transactions each calendar year regardless of whether or not the orders are executed.

On the pre-determined trade date, you are required to pre-clear the transaction through the personal trading system. Compliance will review your request and approve it provided there are no conflicts with any other provisions of the Policy other than the Blackout Periods described in this section (e.g. Short-Term Trading Restriction).

Note that a liquidation exemption approval does not mean you are obligated to execute the trade.

VIII. Blackout Periods—Allianz SE and Affiliated Securities

Access Persons / Investment Persons are prohibited from trading in Allianz SE shares (including ADRs) during certain periods of the year, generally surrounding the release of annual financial statements and quarterly results. This restriction also applies to debt instruments issued or guaranteed by Allianz SE, derivatives and other financial instruments linked to the above, as well as cash settled options or any kind of rights granted under compensation or incentive programs, which completely or in part refer to Allianz SE or other listed Allianz Group company shares or derivatives thereon.

The sale of shares from an Allianz ESPP account requires pre-clearance. Access Persons / Investment Persons are not permitted to sell shares of Allianz SE stock from an Allianz ESPP account during the blackout periods.

IX. Short-Term Trading Restriction and Holding Periods

Personal account dealings should focus on long-term investment and not on reaping the benefits of short-term price fluctuations by frequently executing transactions and counter transactions. Frequent personal trading can cause distraction from your responsibilities to the Company and, in turn, conflict with your fiduciary duty to the Company’s Clients. Short-term trading also involves higher risks of front running and abuse of confidential information.

[10]	This Liquidation Exemption does not apply to Access Persons / Investment Persons located in Taiwan.

The intraday trading prohibition, short-term trading restriction and holding periods described below are applicable across all of your reportable accounts and applicable to transactions in the same security. A series of purchases and sales is measured on a last-in, first-out basis (“LIFO” accounting method).

A.	Intraday Trading Prohibition

Access Persons / Investment Persons are prohibited from the purchase and sale, and sale and purchase, of the same security, on the same day (“intraday trading”). This prohibition does not apply to Fully Exempt Transactions. Exceptions to this prohibition will only be granted in the case of extraordinary personal circumstances and subject to prior approval by Compliance.

B.	Short-Term Trading Restriction[11]

In addition to the Intraday Trading Prohibition listed above, Access Persons / Investment Persons are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same securities within 30 calendar days. If the purchase of a security is considered to be made on day 1, day 31 is the first day a sale of the security may be made at a profit.

Access Persons / Investment Persons are prohibited from opening a long position or a short position in an option or other security with an expiration date that is within 30 days from the opening date.

Unlike a holding period which requires you to hold a security for a certain time period, you may sell securities at a loss within 30 calendar days, however not intraday, (subject to pre-clearance, where applicable) without violating this restriction. Securities may also be repurchased within 30 calendar days of a sale provided there are no additional conflicts with this Policy12.

Any short-term trade that violates this restriction may be required to be unwound and / or any profits realized on the transaction may be required to be disgorged, as permissible by law.

The prohibition on short-term trading profits does not apply to Fully Exempt Transactions or Pre-Clearance Exempt Transactions.

C.	Japan – 6 Months Holding Period

Covered Persons located in Japan are prohibited from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same security within 6 months (i.e. 180 calendar days). Securities may be repurchased within six months of a sale provided there are no additional conflicts with this Policy.

D.	Trading in Affiliated Open-End Funds

Access Persons / Investment Persons may not engage in transactions that are in violation of an Affiliated Open-End Fund’s stated policy as disclosed in its prospectus, statement of additional information, or other disclosure document, as applicable. This includes excessive trading in Affiliated Open-End Funds which is strictly prohibited. Please refer to the respective fund’s disclosure documents for further information.

[11]	The section on Short-Term Trading Restriction does not apply to Covered Persons located in Japan.
[12]	Note that Access Persons / Investment Persons located in Taiwan are prohibited from repurchasing a security within 30 calendar days of a sale.

X. Restricted / Watch Lists

From time to time, the Company may place restrictions on the personal trading activities of its Access Persons / Investment Persons in a security, including but not limited to ad hoc restrictions for securities of an issuer or shares of a fund and dividend blackout periods for Affiliated Closed-End Funds.

XI. Private Placements

Acquisitions of securities in a private placement are subject to special pre-clearance procedures. A private placement is the sale of securities to a relatively small number of select investors as a way of raising capital. A private placement is the opposite of a public issue, in which securities are made available for sale on the open market. Investments in hedge funds, private equity and private investments in public equities (PIPEs) are considered to be private placements.

Access Persons / Investment Persons are required to obtain prior approval for private placement investments. AGID Covered Persons and/or AGID Registered Representatives categorized as Non-Acess Persons are also required to obtain prior approval for private placement investments. Approval will not be given if: (1) the investment opportunity is suitable for Clients; (2) the opportunity to invest has been offered to you solely by virtue of your position with the Company; or (3) the opportunity to invest could be considered a favor or gift designed to influence your judgment in the performance of your job duties or as compensation for services rendered to the issuer.

You must provide documentation supporting your investment in the private placement to the Compliance Department upon completion of your investment. You must also notify Compliance if there are any changes in the circumstances of your private placement investment (e.g. liquidation of the investment or dissolution of the Company). Additional contributions to an existing private placement must be pre-cleared as a new private placement investment. For initial public offerings stemming from an existing private placement, refer to the Chapter XII. Public Offerings.

XII. Public Offerings

Acquisitions of securities in a public offering are subject to special pre-clearance procedures. A form for pre-clearance of the purchase of securities that are the subject of public offerings is located in the personal account dealing system.

Public offerings give rise to potential conflicts of interest that are greater than those present in other types of personal securities transactions since such offerings are generally only offered to institutional and retail investors who have a relationship with the underwriters involved in the offering. In order to preclude the possibility of Access Persons / Investment Persons profiting from his / her position with the Company, the following rules apply to public offerings, with the exception of Covered Persons located in Japan where participation in all public offerings is prohibited.

A. U.S. Initial Public Offerings – Equity Securities

You are prohibited from purchasing equity and equity-related securities in initial public offerings (“IPOs”) of those securities in the U.S., whether or not the Company is participating in the offering on behalf of its Client accounts.

B.	Non-U.S. Initial Public Offerings – Equity Securities

Subject to pre-clearance approval, you are generally permitted to purchase equity and equity-related securities in IPOs of those securities outside of the U.S., if a retail tranche of such IPOs is available and such a subscription does not result in any potential conflicts with our Clients’ interests.

C.	Secondary Offerings – Equity Securities

Subject to pre-clearance approval, you are generally permitted to purchase equity and equity-related securities in secondary offerings of those securities if the Company does not hold the security on behalf of its Client accounts, and if no portfolio manager of the Company wishes to participate in the offering for Client accounts.

D.	Debt Offerings

Subject to pre-clearance approval, you are permitted to purchase debt securities in public offerings of those securities, unless the Company is participating in that offering on behalf of its Client accounts.

E.	Exceptions to the above provisions regarding Offerings

The above provisions do not apply to: (1) participation in offerings based on the issue of rights, allocated pro rata, to existing shareholders; (2) investments in public offerings by a spouse, provided the investment pertains to the spouse’s firm of employment; or (3) investments in public offerings if such an investment is available to you as a result of your existing investment in a private placement.

XIII. Reportable Accounts

Access Persons / Investment Persons are required to disclose their brokerage accounts, and any other accounts that they maintain in connection with their personal account dealings to the Compliance Department within 10 calendar days (1) of hire with the Company; (2) of becoming an Access Person / Investment Person due to a category change under Chapter II of this Policy; and (3) of opening a new account13.

The following personal accounts are required to be reported under this Policy:

1.	Accounts in the name of, or for the direct or indirect benefit of (1) you; or (2) a closely connected person, such as your spouse, domestic partner, minor children and other relatives living in the same household, as well as (3) accounts over which you exercise, or have the legal ability to exercise, investment discretion or trading authority, regardless of Beneficial Interest;

2.	Accounts that are fully managed by a third party where you do not have discretion over investment selections for the account through recommendation, advice, pre-approval or otherwise. You may be asked to provide verification that the account is fully managed by the third party;

3.	Accounts that you may use to hold reportable securities under the Policy, even if the account currently only holds Fully Exempt Transactions;

[13]	Please refer to the Appendix for a reportable accounts guide.

4.	Allianz Plan accounts (e.g. Allianz Employee Stock Purchase Plan) in locations in which there are separate accounts for that purpose; and

5.	Accounts of Investment Clubs of which you are a member.

A.	Designated Banks / Broker-Dealers

A “Designated Bank / Broker-Dealer” is one for which the Compliance Department receives automated electronic trade confirmations and / or account statements directly from the bank / broker-dealer, thereby eliminating the need for you or your broker-dealer to submit copies of these documents in paper format.

A list of available Designated Banks / Broker-Dealers applicable to Access Persons / Investment Persons by region, where applicable, can be found on the landing page of the personal account dealing system.

Note that if you open a new account with a Designated Bank / Broker-Dealer, you must promptly notify the Compliance Department in writing of the new account and provide the account details in order to ensure that the account is linked to the Company’s electronic feed.

B.	U.S. – Non-Designated Banks / Broker-Dealers

Access Persons / Investment Persons located in the U.S. are required to maintain their reportable accounts with a Designated Bank / Broker-Dealer, unless they have submitted an exception request in writing and received approval from the Compliance Department to maintain the account(s) with a non-Designated Bank / Broker-Dealer. Temporary Employees, however, are not subject to this requirement and may hold accounts outside of the Designated Bank / Broker-Dealers without obtaining prior approval.

Certain limited exceptions may be granted that would allow you to maintain a reportable account with a non-Designated Bank / Broker-Dealer.

You must submit a request in writing to the Compliance Department if you want to open or report a new account with a non-Designated Bank / Broker-Dealer, prior to opening the account. The notification must include the name of your bank / broker-dealer, the type of account and the reason(s) for requesting the exception. If you are a new Access Person / Investment Person, you are required to transfer your reportable accounts to a Designated Bank / Broker-Dealer within a reasonable period of time from the commencement of your employment with the Company or from the date you become an Access Person / Investment Person resulting from a change in your category classification, unless you have been granted an exception for the account(s).

If the circumstances of the non-Designated Bank / Broker-Dealer account change in any way, it is your responsibility to notify the Compliance Department immediately. Please note that the nature of the change in circumstances reported may cause the Designated Bank / Broker-Dealer exception to be revoked. Also note that an exception request must be made for each account to the Compliance Department. You may not assume that because an exception was granted in one instance that you would necessarily be permitted to open a new account with the same non-Designated Bank / Broker-Dealer or another non-Designated Bank / Broker-Dealer.

C.	Europe and Asia Pacific – Non-Designated Banks / Broker-Dealers

Access Persons / Investment Persons need to disclose to Compliance any brokerage accounts that are reportable under this Policy. To this effect, Access Persons / Investment Persons will use the account set-up functionality in the personal account dealing system in order to report such accounts. You will find instructions regarding the set-up of a trading account on the landing page of the personal account dealing system.

D.	Note on Accounts with Non-Designated Banks / Broker-Dealers

Compliance reserves the right to refuse new account openings which are deemed inappropriate.

XIV. Report of Personal Securities Transactions

Access Persons / Investment Persons are required to authorize their bank, broker or financial advisor to systematically report any and all transactions in reportable accounts to the Compliance Department, unless such bank, broker or financial advisor is considered a Designated Bank / Broker-Dealer as described above. In the event that the bank, broker or financial advisor is unable to fulfill this requirement and the Access Person / Investment Person was nevertheless permitted to keep the account, it is the responsibility of the Access Person / Investment Person to promptly provide transaction confirmations, contract notes and statements (as applicable) to the Compliance Department.

Compliance may only use the information provided to monitor Personal Account Dealings. Compliance will not provide access to the information to other employees within the Company unless it is necessary to address a potential conflict with or breach of this Policy. In such cases, the information may be shared with the Access Person’s / Investment Person’s manager(s), Members of the Board, Audit, or the Human Resources Department. The information will not be disclosed to any third party unless the Company is compelled to disclose the information pursuant to applicable law, regulation, court order or other legal or regulatory process (e.g., in response to a request by the Company’s regulator). The personal account dealing system vendor may access such data as part of its technical service function.

A.	U.S. – Report of Personal Securities Transactions

Access Persons / Investment Persons are required to provide quarterly reports of personal securities transactions no later than 30 days after the close of each calendar quarter. With respect to accounts held with a Designated Bank / Broker-Dealer, no action is required by you. With respect to accounts held with a Non-Designated Broker-Dealer, you are required to submit duplicate trade confirmations and / or account statements, either on monthly or on a quarterly basis (depending on the time frame for which a statement is generated by the broker-dealer), to the Compliance Department no later than 30 days after the end of the calendar month or calendar quarter, as applicable. In the event that the broker-dealer is unable to routinely mail the documents to the Company, you are required to provide the documents to the Compliance Department by the deadline.

B.	Europe – Report of Personal Securities Transactions

Access Persons / Investment Persons carrying out transactions related to their reportable accounts, as defined above, must ensure that banks / brokers systematically report reportable transactions in these accounts to Compliance. Where this is not possible for legal reasons, Access Persons / Investment Persons will report such transactions immediately after execution to Compliance and provide Compliance with an annual list of transactions issued by their bank or broker.

In addition, it is the responsibility of Access Persons / Investment Persons to input their reportable personal account trades into the personal account dealing system promptly upon receipt of the contract note. You will find respective instructions on the landing page of the personal account dealing system.

In addition, Associated Persons of Allianz Global Investors U.S. LLC (“AllianzGI U.S.”) and selected other Access Persons / Investment Persons may be requested by Compliance to provide Quarterly Transaction Reports not later than 30 days after the close of the calendar quarter in which the transaction takes place.

C.	Asia Pacific – Report of Personal Securities Transactions

Access Persons / Investment Persons carrying out transactions related to their reportable accounts, as defined above, must ensure that banks / brokers systematically report reportable transactions in these accounts to Compliance. With respect to trading accounts with banks / brokers which do not provide automatic duplicate contract notes and regular statements to Compliance, Access Persons / Investment Persons are obliged to provide a copy of the contract notes and regular statements to Compliance on a timely basis.

In addition, it is the responsibility of Access Persons / Investment Persons to input their reportable personal account trades into the personal account dealing system promptly upon receipt of the contract note. You will find respective instructions on the landing page of the personal account dealing system.

Access Persons / Investment Persons located in Asia Pacific are required to confirm and certify the personal securities transactions through the personal account dealing system on a quarterly basis no later than 30 calendar days after the close of the calendar quarter.

For Taiwan, this is a monthly requirement which must be completed within 10 calendar days after the month end, if there were reportable transactions during the respective month.

For Korea, reports of detailed transactions are required on a monthly basis for Investment Persons and on a quarterly basis for Access Persons other than Investment Persons.

XV. Initial and Annual Report of Holdings

Access Persons / Investment Persons located in the U.S. and Asia Pacific as well as Associated Persons of AllianzGI U.S. located in Europe are required to disclose to their respective Compliance Departments their personal securities holdings (1) within 10 days of hire with the Company; (2) within 10 days of becoming an Access Person / Investment Person due to a category change under Chapter II of this Policy; (3) within 10 days of becoming an Associated Persons of AllianzGI U.S.; and (4) on an annual basis within 45 calendar days after each year end.

XVI. Initial and Annual Certification Requirements

The Company provides each Covered Person with a copy of this Policy, at a minimum, upon hire and whenever material changes are made to the Policy. Covered Persons may be required to acknowledge receipt of the Policy. In addition, Covered Persons are required to annually certify their compliance with the provisions contained herein.

In addition to compliance with this Policy, there are other annual attestations required to be completed by you pertaining to this Policy which may vary by region. Your local Compliance Department will provide you with notification of, and instructions pertaining to, your annual certification requirements.

XVII. Exemptions from this Policy

You may apply for an exemption from a provision of this Policy by making a request in writing to the Compliance Department.

No exemptions may be granted for those sections of this Policy that are mandated by regulation.

XVIII. Consequences of Violations of this Policy

Compliance with this Policy is considered a basic condition of employment with the Company. We take this Policy and your obligations under it very seriously. A potential violation of this Policy may constitute grounds for remedial actions, which may include, but are not limited to, a letter of caution, warning or censure, recertification of the Code of Ethics (including this Policy), disgorgement of profits, suspension of trading privileges, termination of officer title, and / or suspension or termination of employment, as permissible by law. Situations that are questionable may be resolved against your personal interests. Violations of this Policy may also constitute violations of law, which could result in criminal or civil penalties for you and the Company.

XIX. Questions Concerning this Policy

Given the seriousness of the potential consequences of violations of this Policy, all employees are urged to seek guidance with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably arise from time to time that require interpretation of this Policy as related to particular circumstances. If you are unsure whether a proposed transaction is consistent with this Policy, please contact the Compliance Department before initiating the transaction.

XX. Glossary of Terms

The following definitions apply to terms that appear in this Policy.

Affiliated Closed-End Funds

Includes all Closed-End Funds launched or managed by the Company. “Closed-End” means that the fund does have restrictions on the amount of shares it will issue. Closed-End Funds launched or managed by Pacific Investment Management LLC (“PIMCO”) are not included for purposes of this definition.

Affiliated Funds

Includes all funds launched or managed by the Company, including but not limited to, open-end funds and closed-end funds. Funds launched or managed by PIMCO are not included for purposes of this definition.

Affiliated Open-End Funds

Includes all open-end funds launched or managed by the Company. “Open-End” means that the fund does not have restrictions on the amount of shares it will issue. Open-end funds launched or managed by PIMCO are not included for purposes of this definition.

Affiliated U.S. Registered Closed-End Funds

Closed-end funds that are advised by AllianzGI U.S., sub-advised by NFJ Investment Group LLC (“NFJ”) and/or distributed by AGID.

AGID Registered Representative

A Covered Person who is a Registered Representative of AGID. A “registered representative” (also called a general securities representative) is licensed to sell Securities in the U.S and generally involves Covered Persons engaged in sales, trading and investment banking activities. A registered representative must be sponsored by a broker-dealer and pass the FINRA-administered Series 7 examination (known as the General Securities Representative Exam) or another Limited Representative Qualifications Exam. Some state laws and broker-dealer policies also require the Series 63 examination.

Associated Person

Associated Persons of AllianzGI U.S. include Allianz Global Investors GmbH (“AllianzGI GmbH”), Allianz Global Investors Singapore Limited (“AllianzGI Singapore”), Allianz Global Investors Japan Co., Ltd. (“AllianzGI Japan”), Allianz Global Investors Asia Pacific Limited (“AllianzGI AP”), risklab GmbH (“risklab”) and personnel of AllianzGI GmbH, AllianzGI Singapore, AllianzGI Japan, AllianzGI AP and risklab whose functions or duties relate to the determination and recommendations that AllianzGI U.S. makes to its U.S. Clients or who have access to any information concerning which securities are being recommended to U.S. Clients of AllianzGI U.S. prior to the effective dissemination of the recommendations. Covered Persons will be informed by the local Compliance Department if they are deemed to be an Associated Person of AllianzGI U.S.

Beneficial Interest

You will generally be deemed to have beneficial interest of securities held by closely connected persons to you (such as members of your immediate family sharing the same household and other individuals for whom you provide significant economic support), and securities held in investment vehicles for which you serve as general partner or managing member. You are also considered to have beneficial interest of securities held in a trust where (1) you act as trustee and either you or members of your immediate family have a vested interest in the principal or income of the trust; or (2) you act as settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

In general, you may be deemed to have beneficial interest of a security if you have the power to sell or transfer the security or you have the power to direct the sale or transfer, if you have the power to vote the security or direct the power of the vote, or if you have an economic interest in the security.

The terms “beneficial interest” and “beneficial ownership” are defined in relevant securities laws and can be complicated. Whether a Covered Person has beneficial interest should be determined on the facts and circumstances of a particular transaction, and not simply on the basis of the legal form of the interest derived from such transaction.

Clients

Accounts and funds that are managed, advised and sub-advised by the Company.

Covered Persons

All officers, directors and employees of the Company, including Temporary Employees.

Equivalent Security

For purposes of the blackout period in connection with Client orders and trades, “equivalent security” means any option, warrant, preferred stock, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the value of the underlying security, or similar securities with a price derived from the value of the underlying security, or different share classes of the same issuer. As examples, Allianz SE common shares and an Allianz SE call option are deemed to be equivalent securities, and Berkshire Hathaway Inc. Class A shares and Berkshire Hathaway Inc. Class B shares are deemed to be equivalent securities. However, note that different corporate bonds and government bonds are not considered equivalent securities for purposes of the blackout period as they are viewed by each issue individually and not by the issuer of the bond. A corporate bond and a stock of the same issuer are not considered equivalent securities.

Team

A Team refers to a group of Investment Professionals who have direct responsibility for the implementation of a strategy or exercise direct discretion over an account or subaccount.

Temporary Employees

Includes interns, temps, consultants and contractors on assignment with the Company.

Appendix

Quick Reference Guide for Securities subject to Pre-Clearance, Reporting and Short-Term Trading Restrictions

The following chart describes certain types of securities and whether such securities are subject to the pre-clearance, reporting and Short-Term Trading Restriction under this Policy. Please note that this list is not intended to be a comprehensive list of every type of security.

Abbreviations used in table below:

•	“AP”: Access Person, see Chapter II for details

•	“AsiaPac”: Asia Pacific

•	“Associated Person”: Associated Person of AllianzGI U.S.

•	“CP”: Covered Person, see Chapter XX for details

•	“EU”: Europe

•	“IP”: Investment Person, see Chapter II for details

•	“JP”: Japan

•	“STTR”: Short-Term Trading Restriction, see Chapter IX for details

•	“TW”: Taiwan

•	“US”: United States

Description	Pre-Clearance, see Chapter IV and V	Reporting, see Chapter XIII - XV	STTR, see Chapter IX note the local requirements for JP and TW
ADRs (American Depositary Receipt)	Yes	Yes	Yes

Affiliated Closed-End Funds	Yes	Yes	Yes

Affiliated Open-End Funds[14]	US / EU: No AsiaPac: Yes for CP located in TW where any fund managed by AllianzGI TW is subject to Pre-Clearance, No for all others	Yes	US / EU: No AsiaPac: Yes for CP located in TW where any fund managed by AllianzGI TW is subject to STTR, No for all others

Agency Securities (FNMA, GNMA, FHLMC, etc.)	Yes	Yes	Yes

Allianz Fund Invest products (available in Europe only)	No	No	No

Asset / Mortgage / Credit Backed Securities	Yes	Yes	Yes

Bankers’ Acceptances	No	No	No

Certificates of Deposit	No	No	No

[14]	Transactions in Affiliated Funds in the Deferral into Funds and the U.S. Allianz 401(k) accounts are not required to be pre-cleared or reported directly by Covered Persons, however statements of such accounts may be reviewed by Compliance. In Europe, this review will be limited to accounts of Associated Persons of AllianzGI U.S.

Description	Pre-Clearance, see Chapter IV and V	Reporting, see Chapter XIII - XV	STTR, see Chapter IX note the local requirements for JP and TW

Commercial Paper	No	No	No

Commodities, Commodities Futures, Commodities Options, and Currency Futures	No	No	No

Common Stock and derivatives thereon	Yes	Yes	Yes

Convertible Bonds	Yes	Yes	Yes

Contracts for Differences or spread bets linked to a security or other financial instrument	Depending on underlying	Depending on underlying	Depending on underlying

Corporate Bonds	Yes	Yes	Yes

Enterprise Investment Schemes (UK only)	No	Yes	No

Equity Linked Notes on single stocks	Yes	Yes	Yes

Foreign Currency Options	No	No	No

GDR (Global Depositary Receipt)	Yes	Yes	Yes

Index Options, Index Futures and other securities with an index as underlying, e.g. unaffiliated Exchange Traded Notes (ETN)	No	Yes	No

Initial Public Offerings (IPOs)	Yes Note: prohibited in JP	Yes Note: prohibited in JP	Yes Note: prohibited in JP

Instruments issued by the national governments of the G8 member countries, (Canada, France, Germany, Italy, Japan, Russia U.K. and the U.S.) as well as Hong Kong, Korea, Singapore and Taiwan, and the related derivatives	No	Yes	No

Money Market Funds, including Affiliated Money Market Funds	No TW CP: Yes for funds managed by AllianzGI TW	No TW CP: Yes for funds managed by AllianzGI TW	No TW CP: Yes for funds managed by AllianzGI TW

Municipal Bonds	Yes	Yes	Yes

Ordinary Shares and derivatives thereon	Yes	Yes	Yes

“Plan d’Epargne Entreprise” (PEE) or a “Plan d’Epargne Groupe” (PEG): Sales of the French Funds (FCPE) invested exclusively in Allianz SE shares acquired in the context of a PEE or PEG (France only)	Yes (sale only)	Yes	Yes

Preferred Stock and derivatives thereon	Yes	Yes	Yes

Private Placements (including hedge funds, Private Equity and PIPEs)	Yes	Yes	Yes

Description	Pre-Clearance, see Chapter IV and V	Reporting, see Chapter XIII - XV	STTR, see Chapter IX note the local requirements for JP and TW

Real Estate Investment Trusts (REITs)	Yes	Yes	Yes

Repurchase Agreements	No	No	No

Secondary Offerings and Debt Offerings	Yes	Yes	Yes

Supranational Bonds	Yes	Yes	Yes

UK Investment Trusts (affiliated and unaffiliated)	Yes	Yes	Yes

Unaffiliated Closed-End Funds	No	Yes	No

Unaffiliated Exchange-Traded Funds (Unaffiliated ETFs)	No	Yes	No

Unaffiliated Open-End Funds if the purchase or sale is not executed on an exchange	No	No	No

Unaffiliated Open-End Funds if the purchase or sale is executed on an exchange	No	Yes	No

U.S. Savings Bonds	No	No	No

Warrants	Depending on underlying	Depending on underlying	Depending on underlying

Zertifikate (e.g. Indexzertifikat, Bonuszertifikat, Aktienanleihe etc.)	Depending on underlying	Depending on underlying	Depending on underlying

Quick Reference Guide for Reportable Accounts

The following chart describes certain types of accounts and whether such accounts are subject to the reporting provisions under this Policy. Please note that this list is not intended to be a comprehensive list of every type of account in every location.

Account Type	Reportable	Additional considerations

All regions

Accounts that are fully managed by a third party where you do not have discretion	Yes

Note that you need to inform Compliance of such accounts. However, transactions in such accounts are not reportable.

Restrictions may be placed on the trading of particular securities within a fully managed account due to regulatory requirements for certain Covered Persons. Covered Persons subject to this requirement will be notified by the Compliance Department.

Accounts that you may use to hold reportable securities even if the account currently only holds Fully Exempt positions	Yes

Allianz Equity Incentive	No

Allianz Plan Accounts (e.g. Allianz Employee Stock Purchase Plan)	Yes

Automatic Investment Plans	Yes	In locations where such plans are separate from other brokerage accounts. Includes Direct Stock Purchase Plans and Dividend Reinvestment Plans (DRIPs).

Accounts for the direct or indirect benefit of you or a closely connected person	Yes	Only accounts for dealing in financial instruments

Accounts over which you exercise or have the legal ability to exercise investment discretion or trading authority, regardless of Beneficial Interest	Yes	This includes Custodial Accounts and Trust Accounts

Investment Club accounts	Yes	Only accounts for dealing in financial instruments

Checking / Current Accounts	No	Provided the account has no brokerage capability

Commodities Accounts that trade futures and options on a commodities exchange	No	In locations where such accounts are separate from other brokerage accounts

Deferral into Funds Plan	Yes	Transactions in Affiliated Funds in the Deferral into Funds Plan are not required to be reported directly by Covered Persons, however statements of such accounts may be reviewed by Compliance. In Europe, this review will be limited to accounts of Associated Persons of AllianzGI U.S.

Deferred Compensation Plan Accounts (Non-Allianz)	Yes

Employee Stock Purchase Plans (Non-Allianz)	Yes	In locations where such accounts are separate from other brokerage accounts. Includes accounts that can only hold a company’s restricted shares

US specific

Allianz Asset Management of America L.P. 401(k) Plan	Yes

Account Type	Reportable	Additional considerations

Allianz Asset Management of America L.P. Roth 401(k) Plan	Yes

Allianz Asset Executive Deferred Compensation Plan Account (“DCP Account”)	Yes

AllianzGI Class A Shares Purchase Program (through BFDS)	Yes

AllianzGI Institutional Shares Purchase Program (through BFDS)	Yes

Allianz Institutional Shares Purchase Program (through Charles Schwab)	Yes

Allianz Personal Choice Retirement Account (“PCRA Account”)	Yes

CollegeAccess 529 Plan distributed by AGID	Yes

MI 529 Advisor Plan distributed by AGID	Yes

OklahomaDream 529 Plan distributed by AGID	Yes

401(k) Plans and other Retirement and Savings Accounts (Non-Allianz)	Yes

529 Plans (Non-Allianz)	No

Fixed Annuity Accounts	No

Individual Retirement Accounts (IRAs), including but not limited to: Rollover IRAs, Contributory IRAs, Roth IRAs, SEP IRAs and SIMPLE IRA Accounts	Yes

Variable Annuity Accounts	Yes

Germany specific

Allianz Fund Invest accounts	No

Riester-Rente	No	Irrespective of type

Rürup-Rente	No	Irrespective of type

UK specific

Enterprise Investment Scheme (“EIS”)	Yes

Individual Savings Accounts (“ISAs”) including Junior ISAs and Lifetime ISAs	Yes

Self-invested Personal Pensions (“SIPPs”)	Yes

France specific

PEE (Plan d’Epargne Entreprise) or PEG (Plan d’Epargne Groupe), when FCPE contained in is fully invested in Allianz shares (namely FCPE “Actions Allianz”)	Yes

PEE (Plan d’Epargne Entreprise), when SICAV or FCPE contained in are not fully invested in Allianz shares	No

Italy specific

Accounts for mutual funds positions	Yes	Only for Affiliated Funds or unaffiliated funds traded on an exchange

Account Type	Reportable	Additional considerations

Hong Kong specific

AllianzGI retirement schemes (i.e. Mandatory Provident Fund (“MPF”)/Occupational Retirement Scheme Ordinance (“ORSO”) Scheme)	No

Japan specific

Nippon Individual Saving Accounts (“NISAs”) including Junior NISAs	Yes

Defined Contribution and Defined Benefit pension schemes and any other pension schemes	No

Korea specific

Individual Savings Accounts (“ISAs”)	Yes

Defined Contribution pension scheme	No

Employee Fund Savings Plan	Yes